EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 11, 2009 relating to the consolidated financial statements and financial statement schedule of LSI Industries Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of accounting for uncertainty in income taxes in Financial Accounting Standards Board Accounting Standards Codification Topic No. 740, Income Taxes, on July 1, 2007), appearing in the Annual Report on Form 10-K of LSI Industries Inc. for the year ended June 30, 2010.

/s/ Deloitte & Touche LLP Cincinnati, Ohio September 8, 2010